Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS RECORD ANNUAL PULP PRODUCTION, PULP

SALES VOLUMES AND ENERGY SALES AND 2012 FOURTH QUARTER AND YEAR END

RESULTS

NEW YORK, NY, February 13, 2013 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and for the year ended December 31, 2012.

Operating EBITDA* in the fourth quarter of 2012 was €21.3 million ($27.6 million), compared to €17.0 million ($22.9 million) in the fourth quarter of 2011 and €22.3 million ($27.9 million) in the third quarter of 2012. For 2012, Operating EBITDA was €107.1 million ($137.7 million), compared to €167.1 million ($232.6 million) in 2011.

For the fourth quarter of 2012, we had a net loss of €5.2 million ($6.7 million), or €0.09 ($0.12) per basic share, compared to a net loss of €1.8 million ($2.4 million), or €0.03 ($0.04) per basic share, in the fourth quarter of 2011 and a net loss of €9.7 million ($12.1 million), or €0.17 ($0.21) per basic share, for the third quarter of 2012. For 2012, we reported net loss of €12.2 million ($15.7 million), or €0.22 ($0.28) per basic share, compared to net income of €50.1 million ($69.7 million), or €1.00 ($1.39) per basic share, in 2011.

Summary Financial Highlights

	Q4	Q3	Q4	Year	Year
	2012	2012	2011	2012	2011
	(in millions of Euros, other than per share amounts)
Pulp revenues	€171.3	€205.1	€213.2	€761.9	€831.4
Energy and chemical revenues	17.2	18.2	18.3	72.3	68.1
Operating income	7.3	7.2	3.0	49.0	111.1
Operating EBITDA	21.3	22.3	17.0	107.1	167.1
Gain (loss) on derivative instruments	2.4	(0.9)	(0.8)	3.7	(1.4)
Foreign exchange gain (loss) on debt	—	—	(0.1)	—	1.2
Income tax benefit (provision)	(2.4)	(1.9)	8.3	(7.3)	0.7
Net income (loss)(1)	(5.2)	(9.7)	(1.8)	(12.2)	50.1
Net income (loss) per share(1)
Basic	€(0.09)	€(0.17)	€(0.03)	€(0.22)	€1.00
Diluted	€(0.09)	€(0.17)	€(0.03)	€(0.22)	€0.89
Common shares outstanding at period end (000s)	55,816	55,816	55,779	55,816	55,779

(1)	Attributable to common shareholders.

*	Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment changes. See page 10 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q4	Q3	Q4	Year	Year
	2012	2012	2011	2012	2011
Pulp production (‘000 ADMTs)	349.5	373.4	364.9	1,468.3	1,453.7
Scheduled production downtime (‘000 ADMTs)	18.1	10.2	27.9	50.9	52.4
Pulp sales (‘000 ADMTs)	335.2	404.3	400.0	1,473.5	1,427.9
Average NBSK pulp list price in Europe ($/ADMT)(1)	803	777	868	813	956
Average NBSK pulp list price in Europe (€/ADMT)	619	620	644	632	687
Average pulp sales realizations (€/ADMT)(2)	504	501	527	511	574
Energy production (‘000 MWh)	405.9	436.5	409.5	1,704.1	1,640.4
Energy sales (‘000 MWh)	163.8	181.3	169.0	710.2	652.1
Average spot currency exchange rates:
€ / $(3)	0.7707	0.7999	0.7425	0.7782	0.7186
C$ / $(3)	0.9912	0.9954	1.0227	0.9995	0.9887
C$ / €(4)	1.2862	1.2452	1.3788	1.2850	1.3761

(1)	Source: RISI pricing report.
(2)	Average realized pulp prices for the periods indicated reflect customer discounts and pulp price movements between the order and shipment date.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(4)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “Overall, our fourth quarter and 2012 results reflect generally weak NBSK pulp prices due to continued economic uncertainty in Europe and China. However, our mills generally performed well in 2012 as we achieved record annual pulp production and sales volumes. We also set an annual record for energy and chemical sales in 2012 as sales increased by approximately 6% to €72.3 million from €68.1 million in 2011. The sale of surplus renewable energy provides us with a stable income source unrelated to cyclical movements in pulp pricing and increasing the same is a continuing focus for us.”

Mr. Lee continued: “In the fourth quarter of 2012, although pulp supply and demand was generally balanced, prices were mostly stagnant with only marginal price increases. At the end of 2012, list prices in Europe were approximately $810 per ADMT and in North America and China were approximately $870 and $655 per ADMT, respectively.”

Mr. Lee added: “In 2012, we continued to implement capital projects designed to enhance our mills’ operating efficiencies and increase pulp and energy production. We completed an upgrade to the Rosenthal mill’s recovery boiler in mid-2012 to increase production capacity and lower operating costs and emissions. In 2012, our Stendal mill commenced Project Blue Mill which is designed to increase its pulp and green energy production capacity by approximately 30,000 ADMTs and 109,000 MWh, respectively. The project is currently on schedule and budget and is currently expected to be completed and start to generate power sales in or about September 2013.”

Mr. Lee concluded: “Although pulp prices currently remain weak, we believe supply and demand to be balanced and the market should emerge from the current pricing environment in 2013. We believe the announced huge expansion of tissue production capacity in China of over 2.3 million ADMTs by 2015, along with the indefinite curtailment of approximately 320,000 ADMTs of pulp production by two Canadian mills, will further support price improvement. Looking ahead, we are starting to see NBSK prices beginning to firm up and expect that a modest price recovery will continue into 2013. Overall we believe that, with continuing strong performance at our mills, along with increased energy revenues from initiatives like Project Blue Mill and improving market conditions, we are well positioned for 2013.”

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

Total revenues for the three months ended December 31, 2012 decreased to €188.4 million ($244.4 million) from €231.6 million ($312.1 million) in the same period in 2011. Pulp revenues for the three months ended December 31, 2012 decreased by approximately 20% to €171.3 million from €213.2 million in the comparative period of 2011, primarily due to lower average pulp sales realizations and pulp sales volumes during the period, partially offset by a stronger U.S. dollar relative to the Euro.

Energy and chemical revenues decreased by approximately 6% in the fourth quarter of 2012 to €17.2 million from €18.3 million in the same quarter last year, as a result of lower pulp production.

Pulp production decreased to 349,517 ADMTs in the current quarter from 364,876 ADMTs in the same quarter of 2011, primarily due to greater than planned maintenance downtime at our Celgar mill, partially offset by record production at our Rosenthal mill. In the current quarter, equipment and process disruptions at the Celgar mill resulted in approximately 14,000 ADMTs of lost production. We took ten days (approximately 18,100 ADMTs) of scheduled maintenance downtime at our Stendal mill in the fourth quarter of 2012, compared to 15 days (approximately 27,900 ADMTs) in the same quarter of 2011. We currently have no scheduled maintenance downtime for the first quarter of 2013.

Pulp sales volumes decreased by approximately 16% and 17% to 335,215 ADMTs in the current quarter from 400,005 ADMTs and 404,301 ADMTs in the comparative and prior quarters, respectively, primarily as a result of lower sales to China. Pulp sales volumes in the comparative and prior quarters were particularly strong as a result of strong sales volumes to China. Average pulp sales realizations decreased by 4% to €504 ($654) per ADMT in the fourth quarter of 2012, compared to €527 ($710) per ADMT in the same period last year, due to lower NBSK pulp prices.

Costs and expenses in the fourth quarter of 2012 decreased by approximately 21% to €181.2 million from €228.6 million in the comparative period of 2011, primarily due to lower pulp sales volumes and fiber costs at our mills. Our costs and expenses in the current quarter included approximately €6.4 million for regularly scheduled maintenance costs. Several competing producers and members of the peer group that we benchmark our performance against now report their financial results in accordance with International Financial Reporting Standards which permit a significant portion of such maintenance costs to be capitalized instead of expensed. Such costs are not charged to EBITDA by the peer group companies but instead are expensed as depreciation.

On average, our per unit fiber costs in the current quarter decreased by approximately 8% from the same period in 2011, due to lower fiber costs in Germany caused by reduced demand from other regional residual fiber users and in British Columbia caused by increased chip supply resulting from increased regional sawmill activity. We currently expect fiber costs at our German mills to increase slightly in the short- to mid-term, primarily due to higher demand from pellet and board producers which has been compounded by winter weather conditions limiting wood supply, though we expect these costs to be partially offset by price decreases in Canada as a result of strong sawmill activity.

Selling, general and administrative expenses decreased to €9.6 million in the fourth quarter of 2012, compared to €11.4 million in the fourth quarter of 2011.

For the fourth quarter of 2012, operating income increased to €7.3 million from €3.0 million in the comparative quarter of 2011, primarily due to lower fiber costs and a stronger U.S. dollar against the Euro, partially offset by lower average pulp sales realizations.

Interest expense in the fourth quarter of 2012 decreased to €13.7 million from €14.1 million in the comparative quarter of 2011, primarily due to lower debt levels associated with the Stendal mill in 2012.

Our Stendal mill recorded an unrealized gain of €2.3 million on the interest rate derivative in the current quarter, compared to an unrealized loss of €0.8 million in the same quarter of last year. We also recorded a gain of approximately €0.1 million related to a series of fixed price pulp swap contracts entered into in 2012.

In each of the fourth quarters of 2012 and 2011, the noncontrolling shareholder’s interest in the Stendal mill’s loss was €1.2 million.

In the fourth quarter of 2012, Operating EBITDA increased to €21.3 million from €17.0 million in the fourth quarter of 2011. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for our results as reported under GAAP. See page 10 of the financial tables included in the press release for a reconciliation of net income (loss) to Operating EBITDA.

We reported a net loss of €5.2 million, or €0.09 per basic and diluted share, for the fourth quarter of 2012, compared to a net loss of €1.8 million, or €0.03 per basic and diluted share, in the fourth quarter of 2011.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Total revenues for 2012 decreased to €834.1 million ($1,072.7 million) from €899.5 million ($1,252.0 million) in 2011. Pulp revenues for 2012 decreased by approximately 8% to €761.9 million from €831.4 million in 2011, primarily due to lower average pulp sales realizations, partially offset by higher pulp sales volumes and a stronger U.S. dollar relative to the Euro.

Energy and chemical revenues increased by approximately 6% in 2012 to an annual record of €72.3 million from €68.1 million in 2011, primarily as a result of record pulp production.

Pulp sales volumes increased by approximately 3% to a record 1,473,519 ADMTs in 2012 from 1,427,924 ADMTs in 2011, primarily as a result of increased sales to China. Average pulp sales realizations decreased by 11% to €511 per ADMT in 2012, compared to €574 per ADMT in 2011, primarily due to lower pulp prices, only partially offset by a stronger U.S. dollar relative to the Euro.

Costs and expenses in 2012 marginally decreased to €785.1 million, compared to €788.4 million in 2011, primarily due to lower costs for fiber, partially offset by higher pulp sales volumes.

On average, our per unit fiber costs in 2012 decreased by approximately 7% from 2011, primarily due to lower fiber costs in Germany caused by decreased demand from the European particle board industry and other regional residual fiber users. Fiber costs at our Celgar mill were higher, primarily due to the impact of foreign exchange changes more than offsetting improved wood chip availability for the region. We currently expect fiber costs at our German mills to increase slightly in the short- to mid-term, primarily due to higher demand from pellet and board producers which has been compounded by winter weather conditions limiting wood supply, though we expect these costs to be partially offset by price decreases in Canada as a result of strong sawmill activity in British Columbia.

For 2012, operating income decreased to €49.0 million from €111.1 million in 2011, primarily due to lower average pulp sales realizations, partially offset by a stronger U.S. dollar relative to the Euro and lower fiber costs.

Interest expense in 2012 decreased to €55.8 million from €59.0 million in 2011, primarily due to reduced debt levels associated with our Stendal mill and the conversion of our remaining convertible notes in 2011.

In 2012, Operating EBITDA decreased to €107.1 million from €167.1 million in 2011.(1)

We reported a net loss of €12.2 million, or €0.22 per basic and diluted share, for 2012, which included a total non-cash unrealized gain of €2.5 million on Stendal interest rate and pulp price derivatives. In 2011, we reported net income of €50.1 million, or €1.00 per basic and €0.89 per diluted share, which included a non-cash unrealized loss of €1.4 million on the Stendal interest rate derivative.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	Year Ended December 31,
	2012	2011
	(in thousands)
Financial Position
Cash and cash equivalents	€104,239	€105,072
Marketable securities	184	12,372	(1)
Working capital	208,573	247,159
Total assets	1,183,603	1,217,250
Long-term liabilities	768,253	807,641
Total equity	278,925	283,542

(1)	Principally comprised of German federal government bonds with a maturity of less than one year.

As at December 31, 2012, we had approximately €26.2 million and C$24.0 million available under our Rosenthal and Celgar facilities, respectively. During 2012, our Stendal mill reduced its bank indebtedness by €24.6 million and, at December 31, 2012, €452.9 million was outstanding under our Stendal mill’s loan facility.

(1)	See page 10 of the financial tables included in the press release for limitations on the use of Operating EBITDA as an analytical tool and a reconciliation of net income (loss) to Operating EBITDA.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group (which, under the indenture for our 2017 9.5% Senior Notes, is comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills) as at the dates indicated:

	Year Ended December 31,
	2012	2011
	(in thousands)
Financial Position
Cash and cash equivalents	€36,714	€44,829
Marketable securities	184	12,372	(1)
Working capital	132,130	149,973
Total assets	644,119	658,844
Long-term liabilities	260,185	262,770
Total equity	335,353	344,415

(1)	Principally comprised of German federal government bonds with a maturity of less than one year.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, February 14, 2013 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through March 16, 2013, over the Internet at
http://investor.shareholder.com/media/eventdetail.cfm?eventid=125198&CompanyID=MERC&e=1&mediaKey=1AE35D7DABC3ECD95E2779DA87354812 or through a link on our home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of Euros)

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	€104,239	€105,072
Marketable securities	—	12,216
Receivables	110,087	120,487
Inventories	118,300	120,539
Prepaid expenses and other	7,907	8,162
Deferred income tax	4,465	6,750

Total current assets	344,998	373,226

Long-term assets
Property, plant and equipment	808,878	820,974
Deferred note issuance and other	12,162	10,763
Deferred income tax	17,565	12,287

	838,605	844,024

Total assets	€1,183,603	€1,217,250

LIABILITIES
Current liabilities
Accounts payable and other	€89,950	€99,640
Pension and other post-retirement benefit obligations	813	756
Debt	45,662	25,671

Total current liabilities	136,425	126,067

Long-term liabilities
Debt	665,741	708,415
Unrealized interest rate derivative losses	50,678	52,391
Pension and other post-retirement benefit obligations	32,141	31,197
Capital leases and other	13,936	13,053
Deferred income tax	5,757	2,585

	768,253	807,641

Total liabilities	904,678	933,708

EQUITY
Shareholders’ equity
Share capital	248,371	247,642
Paid-in capital	(3,547)	(4,857)
Retained earnings	25,800	37,985
Accumulated other comprehensive income	25,181	21,346

Total shareholders’ equity	295,805	302,116

Noncontrolling deficit	(16,880)	(18,574)

Total equity	278,925	283,542

Total liabilities and equity	€1,183,603	€1,217,250

(1)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of Euros, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Pulp	€171,257	€213,238	€761,854	€831,396
Energy and chemicals	17,191	18,347	72,289	68,079

	188,448	231,585	834,143	899,475
Costs and expenses
Operating costs	157,582	203,288	689,052	693,825
Operating depreciation and amortization	13,992	13,983	57,776	55,760

	16,874	14,314	87,315	149,890
Selling, general and administrative expenses	9,622	11,357	38,310	38,771

Operating income	7,252	2,957	49,005	111,119

Other income (expense)
Interest expense	(13,725)	(14,089)	(55,805)	(58,995)
Gain (loss) on derivative instruments	2,405	(838)	3,741	(1,418)
Foreign exchange gain (loss) on debt	—	(97)	—	1,175
Loss on extinguishment of debt	—	(2)	(81)	(71)
Other income (expense)	122	768	(58)	1,501

Total other income (expense)	(11,198)	(14,258)	(52,203)	(57,808)

Income (loss) before income taxes	(3,946)	(11,301)	(3,198)	53,311
Income tax benefit (provision) – current	(204)	2,172	(7,411)	(1,682)
– deferred	(2,182)	6,084	118	2,377

Net income (loss)	(6,332)	(3,045)	(10,491)	54,006
Less: net loss (income) attributable to noncontrolling interest	1,171	1,244	(1,694)	(3,931)

Net income (loss) attributable to common shareholders	€(5,161)	€(1,801)	€(12,185)	€50,075

Net income (loss) per share attributable to common shareholders
Basic	€(0.09)	€(0.03)	€(0.22)	€1.00

Diluted	€(0.09)	€(0.03)	€(0.22)	€0.89

(2)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of Euros)

	For the Year Ended December 31,
	2012	2011	2010
Cash flows from (used in) operating activities
Net income (loss)	€(10,491)	€54,006	€94,748
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(2,477)	1,418	(1,899)
Foreign exchange loss (gain) on debt	—	(1,175)	6,126
Loss on extinguishment of debt	81	71	7,494
Depreciation and amortization	58,052	56,005	56,231
Deferred income taxes	(118)	(2,377)	(9,760)
Stock compensation expense	2,039	3,310	2,394
Pension and other post-retirement expense, net of funding	284	(269)	418
Other	3,801	1,905	7,682
Changes in working capital
Receivables	8,394	(1,604)	(40,038)
Inventories	1,342	(17,713)	(24,462)
Accounts payable and accrued expenses	(13,990)	14,252	(3,089)
Other	(944)	3,226	(4,566)

Net cash from (used in) operating activities	45,973	111,055	91,279

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(36,704)	(37,809)	(38,300)
Proceeds on sale of property, plant and equipment	653	813	1,138
Purchase of marketable securities	—	(12,187)	—
Proceeds on maturity of marketable securities	12,213	—	—
Note receivable	—	2,865	1,113

Net cash from (used in) investing activities	(23,838)	(46,318)	(36,049)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(27,254)	(49,193)	(234,582)
Proceeds from borrowings of note payable and debt	—	—	222,177
Repayment of capital lease obligations	(2,125)	(2,942)	(2,920)
Proceeds from (repayment of) credit facilities, net	4,559	(14,652)	(2,660)
Payment of note issuance costs	(1,933)	—	(6,095)
Proceeds from government grants	3,888	14,199	17,952
Purchase of treasury shares	—	(7,476)	—

Net cash from (used in) financing activities	(22,865)	(60,064)	(6,128)

Effect of exchange rate changes on cash and cash equivalents	(103)	1,377	(1,371)

Net increase (decrease) in cash and cash equivalents	(833)	6,050	47,731
Cash and cash equivalents, beginning of year	105,072	99,022	51,291

Cash and cash equivalents, end of year	€104,239	€105,072	€99,022

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

The terms of the indenture governing our 9.5% Senior Notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the year ended December 31, 2012 and 2011, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	December 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€36,714	€67,525	€—	€104,239
Receivables	61,212	48,875	—	110,087
Inventories	74,786	43,514	—	118,300
Prepaid expenses and other	5,811	2,096	—	7,907
Deferred income tax	2,188	2,277	—	4,465

Total current assets	180,711	164,287	—	344,998
Long-term assets
Property, plant and equipment	345,311	463,567	—	808,878
Deferred note issuance and other	6,607	5,555	—	12,162
Deferred income tax	9,179	8,386	—	17,565
Due from unrestricted group	102,311	—	(102,311)	—

Total assets	€644,119	€641,795	€(102,311)	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€42,106	€47,844	€—	€89,950
Pension and other post-retirement benefit obligations	813	—	—	813
Debt	5,662	40,000	—	45,662

Total current liabilities	48,581	87,844	—	136,425

Long-term liabilities
Debt	216,214	449,527	—	665,741
Due to restricted group	—	102,311	(102,311)	—
Unrealized interest rate derivative losses	—	50,678	—	50,678
Pension and other post-retirement benefit obligations	32,141	—	—	32,141
Capital leases and other	6,073	7,863	—	13,936
Deferred income tax	5,757	—	—	5,757

Total liabilities	308,766	698,223	(102,311)	904,678

EQUITY
Total shareholders’ equity (deficit)	335,353	(39,548)	—	295,805
Noncontrolling deficit	—	(16,880)	—	(16,880)

Total liabilities and equity	€644,119	€641,795	€(102,311)	€1,183,603

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

	December 31, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€44,829	€60,243	€—	€105,072
Marketable securities	12,216	—	—	12,216
Receivables	62,697	57,790	—	120,487
Inventories	71,692	48,847	—	120,539
Prepaid expenses and other	5,019	3,143	—	8,162
Deferred income tax	5,179	1,571	—	6,750

Total current assets	201,632	171,594	—	373,226

Long-term assets
Property, plant and equipment	353,925	467,049	—	820,974
Deferred note issuance and other	5,971	4,792	—	10,763
Deferred income tax	8,492	3,795	—	12,287
Due from unrestricted group	88,824	—	(88,824)	—

Total assets	€658,844	€647,230	€(88,824)	€1,217,250

LIABILITIES
Current liabilities
Accounts payable and other	€49,815	€49,825	€—	€99,640
Pension and other post-retirement benefit obligations	756	—	—	756
Debt	1,088	24,583	—	25,671

Total current liabilities	51,659	74,408	—	126,067

Long-term liabilities
Debt	222,384	486,031	—	708,415
Due to restricted group	—	88,824	(88,824)	—
Unrealized interest rate derivative losses	—	52,391	—	52,391
Pension and other post-retirement benefit obligations	31,197	—	—	31,197
Capital leases and other	6,604	6,449	—	13,053
Deferred income tax	2,585	—	—	2,585

Total liabilities	314,429	708,103	(88,824)	933,708

EQUITY
Total shareholders’ equity (deficit)	344,415	(42,299)	—	302,116
Noncontrolling deficit	—	(18,574)	—	(18,574)

Total liabilities and equity	€658,844	€647,230	€(88,824)	€1,217,250

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of Euros)

	Three Months Ended December 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€97,532	€73,725	€—	€171,257
Energy and chemicals	7,078	10,113	—	17,191

	104,610	83,838	—	188,448

Operating costs	86,053	71,529	—	157,582
Operating depreciation and amortization	7,445	6,547	—	13,992
Selling, general and administrative expenses	6,321	3,301	—	9,622

	99,819	81,377	—	181,196

Operating income	4,791	2,461	—	7,252

Other income (expense)
Interest expense	(5,671)	(9,601)	1,547	(13,725)
Gain (loss) on derivative instruments	56	2,349	—	2,405
Other income (expense)	1,622	47	(1,547)	122

Total other income (expense)	(3,993)	(7,205)	—	(11,198)

Income (loss) before income taxes	798	(4,744)	—	(3,946)
Income tax benefit (provision)	(2,177)	(209)	—	(2,386)

Net income (loss)	(1,379)	(4,953)	—	(6,332)
Less: net loss attributable to noncontrolling interest	—	1,171	—	1,171

Net income (loss) attributable to common shareholders	€(1,379)	€(3,782)	€—	€(5,161)

	Three Months Ended December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€121,894	€91,344	€—	€213,238
Energy and chemicals	7,805	10,542	—	18,347

	129,699	101,886	—	231,585

Operating costs	110,393	92,895	—	203,288
Operating depreciation and amortization	7,462	6,521	—	13,983
Selling, general and administrative expenses	6,554	4,803	—	11,357

	124,409	104,219	—	228,628

Operating income (loss)	5,290	(2,333)	—	2,957

Other income (expense)
Interest expense	(5,684)	(9,670)	1,265	(14,089)
Loss on derivative instruments	—	(838)	—	(838)
Foreign exchange loss on debt	(97)	—	—	(97)
Loss on extinguishment of debt	(2)	—	—	(2)
Other income (expense)	1,344	689	(1,265)	768

Total other income (expense)	(4,439)	(9,819)	—	(14,258)

Income (loss) before income taxes	851	(12,152)	—	(11,301)
Income tax benefit (provision)	1,327	6,929	—	8,256

Net income (loss)	2,178	(5,223)	—	(3,045)
Less: net loss attributable to noncontrolling interest	—	1,244	—	1,244

Net income (loss) attributable to common shareholders	€2,178	€(3,979)	€—	€(1,801)

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of Euros)

	Year Ended December 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€423,943	€337,911	€—	€761,854
Energy and chemicals	28,489	43,800	—	72,289

	452,432	381,711	—	834,143
Operating costs	388,966	300,086	—	689,052
Operating depreciation and amortization	31,195	26,581	—	57,776
Selling, general and administrative expenses	24,640	13,670	—	38,310

	444,801	340,337	—	785,138

Operating income	7,631	41,374	—	49,005

Other income (expense)
Interest expense	(23,425)	(38,050)	5,670	(55,805)
Gain (loss) on derivative instruments	2,028	1,713	—	3,741
Loss on extinguishment of debt	(81)	—	—	(81)
Other income (expense)	5,108	504	(5,670)	(58)

Total other income (expense)	(16,370)	(35,833)	—	(52,203)

Income (loss) before income taxes	(8,739)	5,541	—	(3,198)
Income tax benefit (provision)	(5,482)	(1,811)	—	(7,293)

Net income (loss)	(14,221)	3,730	—	(10,491)
Less: net income attributable to noncontrolling interest	—	(1,694)	—	(1,694)

Net income (loss) attributable to common shareholders	€(14,221)	€2,036	€—	€(12,185)

	Year Ended December 31, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€473,992	€357,404	€—	€831,396
Energy and chemicals	25,473	42,606	—	68,079

	499,465	400,010	—	899,475
Operating costs	382,555	311,270	—	693,825
Operating depreciation and amortization	29,841	25,919	—	55,760
Selling, general and administrative expenses	24,126	14,645	—	38,771

	436,522	351,834	—	788,356

Operating income	62,943	48,176	—	111,119

Other income (expense)
Interest expense	(24,886)	(39,074)	4,965	(58,995)
Gain (loss) on derivative instruments	—	(1,418)	—	(1,418)
Foreign exchange gain (loss) on debt	1,175	—	—	1,175
Loss on extinguishment of debt	(71)	—	—	(71)
Other income (expense)	5,262	1,204	(4,965)	1,501

Total other income (expense)	(18,520)	(39,288)	—	(57,808)

Income (loss) before income taxes	44,423	8,888	—	53,311
Income tax benefit (provision)	(4,614)	5,309	—	695

Net income (loss)	39,809	14,197	—	54,006
Less: net income attributable to noncontrolling interest	—	(3,931)	—	(3,931)

Net income (loss) attributable to common shareholders	€39,809	€10,266	€—	€50,075

(7)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Year Ended December 31, 2012
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	€(14,221)	€3,730	€(10,491)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(764)	(1,713)	(2,477)
Loss on extinguishment of debt	81	—	81
Depreciation and amortization	31,471	26,581	58,052
Deferred income taxes	5,179	(5,297)	(118)
Stock compensation expense	2,039	—	2,039
Pension and other post-retirement expense, net of funding	284	—	284
Other	1,144	2,657	3,801
Changes in working capital
Receivables	(587)	8,981	8,394
Inventories	(3,991)	5,333	1,342
Accounts payable and accrued expenses	(7,446)	(6,544)	(13,990)
Other(1)	(15,779)	14,835	(944)

Net cash from (used in) operating activities	(2,590)	48,563	45,973

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(21,937)	(14,767)	(36,704)
Proceeds on sale of property, plant and equipment	365	288	653
Proceeds on maturity of marketable securities	12,213	—	12,213

Net cash from (used in) investing activities	(9,359)	(14,479)	(23,838)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(2,671)	(24,583)	(27,254)
Repayment of capital lease obligations	(735)	(1,390)	(2,125)
Proceeds from (repayment of) credit facilities, net	4,559	—	4,559
Payment of note issuance costs	(312)	(1,621)	(1,933)
Proceeds from government grants	3,096	792	3,888

Net cash from (used in) financing activities	3,937	(26,802)	(22,865)

Effect of exchange rate changes on cash and cash equivalents	(103)	—	(103)

Net increase (decrease) in cash and cash equivalents	(8,115)	7,282	(833)
Cash and cash equivalents, beginning of year	44,829	60,243	105,072

Cash and cash equivalents, end of year	€36,714	€67,525	€104,239

(1)	Includes intercompany related transactions.

(8)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Year Ended December 31, 2011
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	€39,809	€14,197	€54,006
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	—	1,418	1,418
Foreign exchange loss (gain) on debt	(1,175)	—	(1,175)
Loss on extinguishment of debt	71	—	71
Depreciation and amortization	30,086	25,919	56,005
Deferred income taxes	2,989	(5,366)	(2,377)
Stock compensation expense	3,310	—	3,310
Pension and other post-retirement expense, net of funding	(269)	—	(269)
Other	1,413	492	1,905
Changes in working capital
Receivables	3,255	(4,859)	(1,604)
Inventories	(10,175)	(7,538)	(17,713)
Accounts payable and accrued expenses	5,868	8,384	14,252
Other(1)	(8,503)	11,729	3,226

Net cash from (used in) operating activities	66,679	44,376	111,055

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(29,513)	(8,296)	(37,809)
Proceeds on sale of property, plant and equipment	327	486	813
Purchase of marketable securities	(12,187)	—	(12,187)
Note receivable	2,865	—	2,865

Net cash from (used in) investing activities	(38,508)	(7,810)	(46,318)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(26,026)	(23,167)	(49,193)
Repayment of capital lease obligations	(1,310)	(1,632)	(2,942)
Proceeds from (repayment of) credit facilities, net	(14,652)	—	(14,652)
Proceeds from government grants	14,091	108	14,199
Purchase of treasury shares	(7,476)	—	(7,476)

Net cash from (used in) financing activities	(35,373)	(24,691)	(60,064)

Effect of exchange rate changes on cash and cash equivalents	1,377	—	1,377

Net increase (decrease) in cash and cash equivalents	(5,825)	11,875	6,050
Cash and cash equivalents, beginning of year	50,654	48,368	99,022

Cash and cash equivalents, end of year	€44,829	€60,243	€105,072

(1)	Includes intercompany related transactions.

(9)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of Euros)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA for both the consolidated group and our Restricted Group:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income (loss) attributable to common shareholders	€(5,161)	€(1,801)	€(12,185)	€50,075
Net income (loss) attributable to noncontrolling interest	(1,171)	(1,244)	1,694	3,931
Income tax provision (benefits)	2,386	(8,256)	7,293	(695)
Interest expense	13,725	14,089	55,805	58,995
Loss (gain) on derivative instruments	(2,405)	838	(3,741)	1,418
Foreign exchange loss (gain) on debt	—	97	—	(1,175)
Loss on extinguishment of debt	—	2	81	71
Other expense (income)	(122)	(768)	58	(1,501)

Operating income	7,252	2,957	49,005	111,119
Add: Depreciation and amortization	14,060	14,045	58,052	56,005

Operating EBITDA	€21,312	€17,002	€107,057	€167,124

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Restricted Group
Net income (loss)(1)	€(1,379)	€2,178	€(14,221)	€39,809
Income tax provision (benefits)	2,177	(1,327)	5,482	4,614
Interest expense	5,671	5,684	23,425	24,886
Gain on derivative instruments	(56)	—	(2,028)	—
Foreign exchange loss (gain) on debt	—	97	—	(1,175)
Loss on extinguishment of debt	—	2	81	71
Other expense (income)	(1,622)	(1,344)	(5,108)	(5,262)

Operating income	4,791	5,290	7,631	62,943
Add: Depreciation and amortization	7,513	7,524	31,471	30,086

Operating EBITDA	€12,304	€12,814	€39,102	€93,029

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

#     #     #

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